Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of NV5 Holdings, Inc. of our report dated April 10, 2015, relating to our audit of the financial statements of Joslin, Lesser & Associates, Inc. for the years ended December 31, 2014 and December 31, 2013, which report is included in the Current Report on Form 8-K/A of NV5 Holdings, Inc. filed on April 14, 2015. We also consent to the reference to our firm under the caption "Experts" in such registration statement.

/s/ GRAY, GRAY & GRAY, LLP

Canton, MA

August 28, 2015